Exhibit 99.2

November 12, 2010

SYSWIN Inc.

9/F, Syswin Building

No. 316, Nan Hu Zhong Yuan

Chaoyang District

Beijing 100102

The People’s Republic of China

Re: SYSWIN Inc.

We have acted as the People’s Republic of China (the “PRC”, for the purpose of this legal opinion, not including Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan) legal advisers to SYSWIN Inc. (the “Company”) in connection with its initial public offering (the “Offering”) and listing of American depositary shares, representing the Company’s ordinary shares (“ADSs”) on the New York Stock Exchange (the “NYSE”).

We are qualified lawyers in the PRC and are authorized by the Ministry of Justice of the PRC to issue legal opinions in relation to the above matters in accordance with the published and publicly available laws and regulations of the PRC, and such qualification and authorization have not been revoked, suspended, restricted or limited in any manner whatsoever.

For the purpose of rendering this Legal Opinion (this “Opinion”), we have examined copies of the documents provided to us by the Company. In such examination, we have assumed that:

(a)              all documents submitted to us as copies are identical to their originals;

(b)             all signatures, seals and chops on such documents are genuine;

(c)              all parties in relation to any of the documents aforesaid or to any other documents as referred to in this legal opinion have the requisite power and authority to enter into, and have duly executed and delivered the documents and performed their obligations hereunder; and

(d)             all facts and documents which may affect our opinions herein have been disclosed to us, and there has not been or will not be any omission in respect of such disclosure.

This Opinion is rendered on the basis of the PRC laws, administrative regulations, rules, and supreme court’s judicial interpretations effective as of the date hereof (the “PRC Laws”) and there is no assurance that any of such laws, regulations, rules and interpretations will not be changed, amended or replaced in the immediate future or in the longer term. Any such changes, amendments thereto or replacements thereof may become effective immediately on promulgation or publication.

We do not purport to be experts on or generally familiar with or qualified to express legal opinions based on the laws of any jurisdiction other than the PRC. Accordingly, we express or imply no opinion on the laws of any jurisdiction other than the PRC.

Section I. Definitions

Unless otherwise expressly prescribed in this Opinion, the following capitalized terms shall have the meanings ascribed to them below:

“AOA”	refers to articles of association of a company.

“Equity Interest Pledge Agreements”	refers to the equity interest pledge agreements entered into between Syswin Zhi Di and each of Syswin Xing Ye’s Shareholders on August 4, 2010.

“Service Agreement”	refers to the Exclusive Technical Consultation and Service Agreement entered between Syswin Xing Ye and Syswin Zhi Di on August 4, 2010.

“SYSWIN Hong Kong”	refers to SYSWIN Limited, a company incorporated under the laws of the Hong Kong Special Administrative Region, the 100% equity interest of which is directly owned by the Company.

“Syswin Zhi Di”	refers to Beijing Syswin Zhi Di Technology Limited, a wholly foreign owned enterprise (“WFOE”) incorporated under the PRC Laws, the 100% equity interest of which is directly owned by SYSWIN Hong Kong.

“Syswin Xing Ye”

refers to Beijing Syswin Xing Ye Real Estate Brokerage Company Limited, a domestic company incorporated under the PRC Laws with its shareholders being Beijing Syswin International Real Estate Consulting Company Limited, Mr. Hongbing Tao and Qingling Company Limited (collectively referred to as “Syswin Xing Ye’s shareholders).

“Syswin Xing Ye’s Subsidiaries”	refers to Syswin Xing Ye’s wholly-owned subsidiary companies, all of which are incorporated under the PRC Laws and a list of which is included as Annex I to this Opinion.

“PRC Subsidiaries”	refers to Syswin Zhi Di, Syswin Xing Ye and Syswin Xing Ye’s Subsidiaries.

“Group Companies”	refers to the Company, SYSWIN Hong Kong, Syswin Zhi Di, Syswin Xing Ye and Syswin Xing Ye’s Subsidiaries.

“Government Agency”	refers to any competent government authorities, courts, arbitration commissions, or regulatory bodies of the PRC.

“Governmental Authorization”

refers to any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the applicable PRC Laws to be obtained from any Government Agency.

“Registration Statement”

refers to the Form F-1 registration statement under the United States Securities Act of 1933, as amended, filed with the Securities and Exchange Commission (the “SEC”) for registration of the offer and sale of the Company’s ordinary shares.

“Prospectus”	refers to the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

Section II. Opinions

Based on the foregoing, we are of the opinion on the date hereof that:

1.              Corporate Structure.  The entering into, and the consummation of, the transactions contemplated under the contractual arrangements described in the Registration Statement and the Prospectus under “Our Corporate Structure” constitute legal, valid and binding obligations of all the parties therein, enforceable against all the parties therein, and will not contravene, result in a breach or violation of, or constitute a default under, any of the terms and provisions of the PRC Subsidiaries’ respective AOAs or business licenses, constitutive documents and Governmental Authorizations; all necessary steps for the transactions contemplated thereunder have been taken, and all consents required from any of the PRC Subsidiaries and each of their respective shareholders have been obtained and are in full force and effect; except as disclosed in the Registration Statement and the Prospectus, all Governmental Authorizations and all necessary steps required under applicable PRC Laws for the transactions contemplated thereunder have been obtained, made and taken, and are in full force and effect. Because the Company and its subsidiaries exercise control over Syswin Xing Ye through contractual arrangements without any direct investment therein, the restrictions imposed by the PRC Laws on foreign investment in businesses involved in primary real estate agency and consultancy services are not applicable to the Company, SYSWIN Hong Kong or Syswin Zhi Di.

2.              M&A Rules.  On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, or MOFCOM, the State-Owned Assets Supervision and Administration Commission, or SASAC, the State Administration of Taxation, or SAT, the State Administration for Industry and Commerce, or SAIC, the China Securities Regulatory Commission, or the CSRC, and the State Administration of Foreign Exchange, or SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and was amended on June 22, 2009. The M&A Rules prescribe, among other things, the procedures and formalities for mergers and acquisitions of domestic enterprises in China by foreign investor(s) by either purchasing the equities or assets of, or stock swaps with, the target PRC enterprise. Following the adoption of the M&A Rules, on September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles as defined under the M&A Rules.

We are of the opinion that the Company is not required by the M&A Rules to apply to the relevant Government Agencies, including the CSRC, for approval of the listing and trading of the Company’s ADSs on a US stock exchange because (1) Syswin Zhi Di was established as an foreign-invested enterprise by direct investment and not through a “merger with or acquisition of the equity or assets of any PRC domestic enterprise” as such term is defined under the M&A Rules; (2) neither the Company nor any of its subsidiaries holds any equity interests in Syswin Xing Ye or any of Syswin Xing Ye’s Subsidiaries; and (3) neither the M&A Rules themselves, nor the administrative practices under the M&A Rules made public as of the date of the Prospectus, clearly indicate the application of the M&A Rules in connection with the issue, listing and sale of the Company’s ADSs. However, we cannot exclude the possibility that the CSRC or other relevant PRC authorities might further clarify or interpret the M&A Rules in writing or orally to require their approvals or consents be obtained for the Offering.

3.              Equity Pledge.  The Equity Interest Pledge Agreements were entered into between Syswin Zhi Di and each of Syswin Xing Ye’s Shareholders on August 4, 2010. According to the Provisions on Change of the Equity Interests of the Investors of Foreign-Invested Enterprises, there is no time limit for Syswin Xing Ye to obtain approval for these pledges from the Government Agency that approved Syswin Xing Ye’s establishment. Syswin Xing Ye obtained such approval on September 15, 2010 and the process for its obtaining of such approval complies with the PRC Laws.

After obtaining the above equity pledge approval, Syswin Xing Ye filed registration documents with the Government Agency in charge of equity pledge registration and completed such equity pledge registration on October 12, 2010. Syswin Xing Ye’s completion of equity pledge registration complies with the PRC Laws.

4.              Syswin Xing Ye’s Business.  Syswin Xing Ye is a PRC company that provides real estate sales agency and consultancy services in China and it has obtained all the Governmental Authorizations required to provide such services. Syswin Xing Ye’s provision of the above-mentioned services complies in all respects with the PRC Laws and Syswin Xing Ye’s AOA, and the above-mentioned services fall within Syswin Xing Ye’s business scope as prescribed in its business license, which includes real estate sales agency services and real estate consultancy (including planning consultancy services).

5.              Syswin Zhi Di’s Services provided to Syswin Xing Ye. We are of the opinion that (i) all of the services provided by Syswin Zhi Di to Syswin Xing Ye under Article 1 of the Service Agreement are not, and shall not be deemed to be, real estate sales agency and consultancy services under PRC Laws; and (ii) all services provided by Syswin Zhi Di to Syswin Xing Ye as described in Article 1 of the Service Agreement fall within Syswin Zhi Di’s business scope as prescribed in its business license and are in compliance with PRC Laws. Our opinion is rendered based on the following analysis:

1)      Pursuant to the Provisions on the Administration of Urban Real Estate Intermediary Services, or the Intermediary Services Administration Provisions, promulgated by the Ministry of Construction, or MOC, as amended on August 15, 2001, real estate sales agency and consultancy services refer to those sales agency and consultancy services provided to parties in a real estate transaction. Neither the Intermediary Services Administration Provisions nor its implementation rules provide a definition of the term “parties in a real estate transaction.” As a result, in interpreting such term, we have referred to (i) the Rules on Real Estate Agency Practice, an industry guideline released on November 1, 2006 by the Association of China Real Estate Appraisers and Real

Estate Brokers, the national industry association in real estate services business in China and (ii) our verbal consultation with local real estate regulatory authorities, including Beijing Committee of Construction and Urban-rural Housing and its counterpart in Mentougou District in Beijing, the local regulatory authority administering relevant laws and regulations in Beijing, where Syswin Xing Ye is incorporated. According to the industry guideline and based on our verbal consultation, the term “parties in a real estate transaction” refers solely to property purchasers, and the property developers in primary property transactions or property sellers in secondary property transactions, as applicable.

Because Syswin Xing Ye is a real estate sales agency and consultancy service provider and is not a property purchaser or a property seller involved in a real estate transaction, Syswin Zhi Di, solely by virtue of providing consulting services to Syswin Xing Ye, as a matter of PRC Law, shall not be deemed to engage in real estate sales agency or consultancy services. In other words, Syswin Zhi Di functions like a typical information technology, marketing and general management consulting firm providing consulting services to Syswin Xing Ye.

2)    In addition, based on the Legislation Law of the PRC, local regulatory authorities may adopt implementation rules with more stringent standards comparing to the rules or regulations promulgated by a regulatory body with higher level of authority. The local real estate regulatory authority in Beijing (where both Syswin Zhi Di and Syswin Xing Ye were incorporated and conduct their operations) has issued the implementation rules based on Intermediary Services Administration Provisions, which defines the scope of real estate sales agency and consultancy services to be those sales agency and consultancy services provided in relation to a specific real estate transaction or project. Syswin Zhi Di provides consulting services to Syswin Xing Ye on the general administrative and operational aspects. Such consulting services provided do not relate to any specific real estate transaction or project. As a result, the consulting services provided by Syswin Zhi Di to Syswin Xing Ye are not, and shall not be deemed to be, real estate sales agency or consultancy services.

This Opinion is rendered solely to you for the Offering and the listing of the Company’s ADSs and may not be used for any other purpose. It may not be disclosed to and/or relied upon by anyone else or used for any other purpose without our prior written consent, except for (i) submission to the New York Stock Exchange, and (ii) incorporation in the Registration Statement and the Prospectus, which shall be prepared and publicly disclosed for the consummation of the Offering and the listing of the Company’s ADSs. We hereby consent to the reference to our name under the headings “Risk Factors”, “Regulations”, “Legal Matters” and “Enforceability of Civil Liabilities” and elsewhere in the Registration Statement and Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Yours faithfully,

/s/ Jingtian & Gongcheng Attorneys at Law

Jingtian & Gongcheng Attorneys at Law

Annex I

List of Syswin Xing Ye’s Subsidiaries

Beijing Syswin Zhi Di Real Estate Consulting Company Limited

Tianjin Syswin Real Estate Brokerage Company Limited

Hohhot Syswin Real Estate Brokerage Company Limited

Guiyang Syswin Real Estate Brokerage Company Limited

Yantai Syswin Real Estate Brokerage Company Limited

Qingdao Syswin Xing Ye Real Estate Brokerage Company Limited

Jinan Syswin Real Estate Brokerage Company Limited

Chongqing Syswin Real Estate Brokerage Company Limited

Shenyang Syswin Real Estate Brokerage Company Limited

Yinchuan Syswin Xing Ye Real Estate Brokerage Company Limited

Chengdu Syswin Real Estate Brokerage Company Limited

Dalian Syswin Real Estate Brokerage Company Limited

Suzhou Syswin Real Estate Brokerage Company Limited

Shanxi Syswin Xing Ye Real Estate Brokerage Company Limited

Beijing Syswin Jia Ye Real Estate Brokerage Company Limited

Nanjing Syswin Xing Ye Real Estate Brokerage Company Limited

Hangzhou Syswin Real Estate Brokerage Company Limited

Shanghai Syswin Real Estate Brokerage Company Limited